Exhibit 10.38

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment (“Amendment”) to the Employment Agreement by and between NetSol Technologies, Inc. (“Netsol” or the “Company”) and Najeeb Ghauri (“Executive”), dated June 30, 2014 (the “Employment Agreement”) is entered into as of the date indicated below.  Other than the specific amendments enumerated in the Amendment, all of the terms of the Employment Agreement shall remain in the full force and effect, and shall not be obviated or affected by this Amendment.

In the event of a conflict between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall govern.  All capitalized terms contained herein are, unless otherwise stated, as defined in the Agreement.

Now therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1.1 shall be modified to read:

1.1 The Company hereby enters into this Agreement with Executive, and Executive hereby accepts employment under the terms and conditions set forth in this Agreement for a period of five years thereafter (the “Employment Period”); provided, however, that the Employment Period may be terminated earlier as provided herein.  The Employment Period shall be automatically extended for additional one-year periods unless either party notifies the other in writing six months before the end of the anniversary year to elect not to so extend the Employment Period or by mutual agreement of the parties.

Section 3.1 of the Employment Agreement is modified to read:

3.1 The Company shall increase, effective July 1, 2014, Executive’s base salary to Four Hundred Ninety Seven Thousand Seven Hundred Dollars ($497,700) per year (the "Base Salary"), payable in accordance with the Company policy.  Such salary shall be pro rated for any partial year of employment on the basis of a 365-day fiscal year.  Executive will be eligible for bonuses from time to time as determined by the Board.

Section 3.12 of the Employment Agreement is amended to read:

3.12   Executive shall receive 12,500 shares per quarter of service completed commencing with the quarter beginning July 1, 2014.  Executive shall receive options to purchase 200,000 shares of common stock at the fair market value on June 30, 2014.

Section 4.4.3(ii) and 4.4.3 (iii) shall be modified to read:

4.4.3 (ii)  Continuation of Executive’s annual Base Salary, in effect at the time of termination, for a period of forty-eight (48) months after the termination date subject to standard deductions and withholdings;

(iii)           Continuation of Executive's medical, disability and other benefits for a period for  forty-eight (48) months after the termination date, as if Executive had continued in employment during said period, or in lieu thereof, cash (including a tax-equivalency payment for Federal, state and local income and payroll taxes assuming Executive is in the maximum tax bracket for all such purposes) where such benefits may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the benefit is being provided) under applicable law or regulation; and,

The Amendment is agreed to on June 30, 2014 and shall become effective as of the date first written above.

Employee

By:  /s/ Najeeb Ghauri
Najeeb Ghauri

NetSol Technologies, Inc.

By: /s/ Roger K. Almond	By: /s/ Patti L. W. McGlasson
Roger K. Almond	Patti L. W. McGlasson
Chief Financial Officer	Sr. V.P., Corporate and Legal Affairs, General Counsel & Corporate Secretary